SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 7, 2005
American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On December 8, 2005, American Greetings Corporation (“American Greetings”) issued a press release regarding its revised third quarter earnings estimate. A copy of this press release is attached hereto as Exhibit 99.1.
The information in this Item 2.02 of this Current Report on Form 8-K (including the exhibit attached hereto) is being furnished under Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 2.06 Material Impairments.
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” American Greetings is required to evaluate the carrying value of its goodwill for potential impairment on an annual basis or an interim basis if there are indicators of potential impairment.
As previously disclosed in the American Greetings’ Annual Report on Form 10-K for the fiscal year ended February 28, 2005, the fair value of the Retail Operations segment and one international reporting unit, determined for the purpose of testing goodwill for impairment, has declined due primarily to declining results and cash flows in the past two years. Corporate management has been closely monitoring the short-term performance of these businesses, including taking actions intended to improve results of operations and cash flows, and establishing performance indicators within each of these businesses in order to assess the progress of the businesses throughout fiscal 2006.
During the month of November 2005, indicators emerged within these businesses that led American Greetings to conclude that a SFAS 142 goodwill impairment test was required to be performed during the third quarter. Within the international reporting unit, located in Australia, there were two primary indicators.
1.	Continued failure to meet operating and cash flow performance indicators; and

2.	A revised long-term cash flow forecast that was significantly lower than prior estimates.
There were three primary indicators that emerged within the Retail Operations segment during the month.
1.	Continued operating losses and use of cash led to the testing and impairment of long-lived assets in some retail stores in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Fixed asset recovery testing under SFAS 144 is an indicator of potential goodwill impairment under SFAS 142.

2.	Recent negotiations indicate the potential loss of approximately 40 to 60 retail locations due to the inability to renew or extend lease terms.

3.	A revised long-term cash flow forecast that was significantly lower than prior estimates.
While these events individually may not indicate the need for goodwill impairment testing, taken in combination, American Greetings concluded that testing was required in the third quarter. Based on the foregoing, on December 7, 2005, American Greetings concluded that the goodwill of the Retail Operations segment and its Australian operating unit was materially impaired and on December 8, 2005, announced that pre-tax goodwill impairment charges of approximately $43 million (after-tax of approximately $33 million) are expected. American Greetings estimates that based on its preliminary analysis, the goodwill impairment charge for its Australian reporting unit will be approximately $25 million and the goodwill impairment charge for its Retail Operations segment will be approximately $18 million. This amount represents all of the goodwill of these reporting units. The estimated goodwill impairment charges, which do not result in current or future cash expenditures, will be recorded in accordance with SFAS No. 142 in American Greetings’ third quarter financial results. The actual amount of the goodwill impairment charge will not be finalized until American Greetings has completed its impairment testing.
FORWARD-LOOKING STATEMENTS
     Certain statements in this release constitute forward-looking statements within the meaning of the Federal securities laws. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning American Greetings’ operations and business environment, which are difficult to predict and may be beyond the control of American Greetings. Important factors that could cause actual results to differ materially from those suggested by these forward- looking statements, include, but are not limited to, the completion of American Greetings’ impairment analysis, as well as factors impacting the operating results of the Retail Operations segment and the Australian operating unit, including retail bankruptcies and consolidations; a weak retail environment; consumer acceptance of products as priced and marketed; the impact of technology on core product sales; competitive terms of sale offered to customers; successfully implementing supply chain improvements and achieving projected cost savings from those improvements; increases in the cost of material, energy and other production costs; the timing and impact of new product introductions; the outcome of any legal claims known or unknown; and other risks described from time to time in American Greetings’ Securities and Exchange Commission filings.
     In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date hereof.
Item 9.01 Financial Statements and Exhibits.
c) Exhibits.
     Exhibit 99.1 — Press Release – Revised Earnings Estimate.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.
American Greetings Corporation
(Registrant)

/s/ Joseph B. Cipollone
Joseph B. Cipollone
Vice President and Corporate
Controller; Chief Accounting Officer
Date: December 12, 2005

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